SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Assurant, Inc.

(Exact Name of Issuer as Specified in its Charter)

Delaware	39-1126612
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

One Chase Manhattan Plaza, 41st Floor

New York, NY 10005

(212) 859-7000

(Address, including zip code, and telephone number of Principal Executive Offices)

Amended and Restated Assurant Deferred Compensation Plan

(Full Titles of the Plan)

BART SCHWARTZ, ESQ.

Executive Vice President, Chief Legal Officer and Secretary

Assurant, Inc.

One Chase Manhattan Plaza, 41st Floor

New York, NY 10005

Telephone: (212) 859-7063

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

MICHAEL STEVENS

Alston & Bird LLP

One Atlantic Center

1201 West Peachtree Street, NW

Atlanta, Georgia 30309-3424

Telephone: (404) 881-7970

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Deferred Compensation Obligations	$40,000,000(1)	N/A	$40,000,000(2)	$2,852

(1)	Represents $40,000,000 of deferred compensation obligations offered under the Amended and Restated Assurant Deferred Compensation Plan.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h).

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents constituting Part I of this Registration Statement have been and/or will be sent or given to participants in the Amended and Restated Assurant Deferred Compensation Plan (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

Upon written or oral request, Assurant, Inc. (the “Company”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to Bart Schwartz, Esq.. Executive Vice President, Chief Legal Officer and Secretary of the Company, at the address and telephone number on the cover of this Registration Statement.

PART II. INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are hereby incorporated by reference into this Registration Statement:

(1) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the Commission on February 25, 2010; and

(2) all other reports filed by the Company with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2009.

All additional documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

This registration statement covers deferred compensation obligations (“Obligations”) that may be issued under the Plan.

The following summary of the Obligations that may be issued under the Plan is qualified in its entirety by reference to the Plan, a copy of which has been filed as an exhibit to the Company’s 2007 Annual Report on Form 10-K and is incorporated by reference to this Registration Statement.

The Obligations issuable under the Plan represent obligations of the Company to pay to participants certain compensation amounts that the participants have elected to defer. The Obligations are payable in cash and generally will be paid in a lump-sum or in installments over a term elected by the participant, with payments starting on a fixed payment date or upon termination of the participant’s employment or his or her disability or death.

Subject to the terms and conditions set forth in the Plan, each participant may elect to defer eligible compensation, and amounts deferred are credited to each participant’s deferral account. Amounts in a participant’s account will be indexed to one or more “deemed investment” alternatives chosen by the participant from a range of such alternatives available under the Plan. Each participant’s account will be adjusted to reflect the investment performance of the selected mutual fund(s), including any appreciation or depreciation. A participant’s deferral account will be 100% vested at all time, except with respect to discretionary contributions credited to a participant’s account by the Company, which may be subject to vesting conditions established by the Company.

The Obligations are contractual in nature and represent the Company’s unsecured general obligations to pay deferred compensation in the future in accordance with the terms of the Plan. The Plan is unfunded, and participants and their beneficiaries have no right, title, or interest in the benefits deferred under the Plan or any claim against such benefits. The Company will not segregate any funds or assets for deferred benefits or issue any notes or security for the payment of any deferred benefits. Accordingly, benefits are payable solely from the Company’s general funds and are subject to the risk of corporate insolvency.

Participants in the Plan may not commute, sell, transfer, assign, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the interests in or amounts payable under the Plan. Only a participant or his or her designated beneficiary has a right to the deferred amounts. A participant’s right to deferred compensation under the Plan may be forfeited if after notification, the participant fails to claim such amount after a certain period of time.

Item 5.	Interests of Named Experts and Counsel.

Heidi S. DuBois, who has given a legal opinion as to the validity of the Obligations being registered, is employed by the Company as Vice President, Senior Counsel and Assistant Secretary. Ms. DuBois is eligible to participate in the Plan.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law generally provides that directors and officers of Delaware corporations are entitled, under certain circumstances, to indemnification against expenses and liabilities (including attorneys’ fees) incurred as a result of suits brought against them in their capacity as a director or officer if they acted in good faith and in a manner they reasonably believed to be in (or not opposed to) the Company’s best interests, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. However, no indemnification may be made against expenses in respect of any claim, issue or matter as to which they are adjudged to be liable to the Company, unless and only to the extent that the court determines that they are fairly and reasonably entitled to indemnity for such expenses which the court deems proper. Any such indemnification may be made by the Company only as authorized in each specific case upon a determination by the Company’s stockholders, disinterested directors or independent legal counsel, as applicable, that indemnification is proper because the indemnitee has met the applicable standard of conduct.

The Company’s by-laws provide that the Company will indemnify its directors and officers to the fullest extent permitted by law and that no director shall be liable for monetary damages to the Company or the stockholders for any breach of fiduciary duty, except to the extent provided by applicable law.

The Company currently maintains liability insurance for its directors and officers.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits

See Exhibit Index, which is incorporated herein by reference.

Item 9.	Undertakings

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(Signatures on following page)

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on March 11, 2010.

ASSURANT, INC.

By:	/s/ Robert B. Pollock
Robert B. Pollock President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Robert B. Pollock Robert B. Pollock	President and Chief Executive Officer and Director (Principal Executive Officer)	March 11, 2010

/s/ Michael J. Peninger Michael J. Peninger	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	March 11, 2010

/s/ John A. Sondej John A. Sondej	Senior Vice President and Controller (Principal Accounting Officer)	March 11, 2010

* John Michael Palms	Non-Executive Chairman of the Board	March 11, 2010

* Robert J. Blendon	Director	March 11, 2010

* Beth L. Bronner	Director	March 11, 2010

* Howard L. Carver	Director	March 11, 2010

* Juan N. Cento	Director	March 11, 2010

* Allen R. Freedman	Director	March 11, 2010

* Lawrence V. Jackson	Director	March 11, 2010

* David B. Kelso	Director	March 11, 2010

* Charles J. Koch	Director	March 11, 2010

* H. Carroll Mackin	Director	March 11, 2010

* Elaine D. Rosen	Director	March 11, 2010

*By:	/s/ Michael J. Peninger
Name:	Michael J. Peninger
Attorney-in-Fact

EXHIBIT INDEX

TO

REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of Assurant, Inc., as amended on May 15, 2009 (incorporated herein by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q, originally filed on August 6, 2009).

4.2	Amended and Restated By-Laws of the Registrant (incorporated by reference from Exhibit 3.1 to the Registrant’s Form 8-K, originally filed on January 25, 2008).

5.1	Opinion of counsel regarding the legality of the securities being registered.

23.1	Consent of counsel (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (incorporated by reference from Exhibit 24.1 to the Company’s Annual Report on Form 10-K, originally filed on February 25, 2010).

99.1	Amended and Restated Assurant Deferred Compensation Plan (incorporated herein by reference to Exhibit 10.33 to the Company’s Annual Report on Form 10-K, originally filed on March 3, 2008).